Exhibit 99.1

December 6, 2004

Chesapeake Corporation Announces Pricing of

Tender Offer and Consent Solicitation for

7.20% Debentures Due March 15, 2005

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) announced today the pricing terms for its previously announced cash tender offer to purchase any and all of its outstanding $85.0 million aggregate principal amount of 7.20% Debentures due March 15, 2005 (CUSIP #165159AF1) and solicitation of consents to proposed amendments to the indenture governing the debentures.

The consideration offered for each $1,000 principal amount of debentures that were validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 2, 2004 (the "Consent Payment Deadline"), shall be an amount equal to (a) the present value on the initial payment date for the offer of $1,000 (the amount payable on March 15, 2005, which is the date that the debentures mature) plus the present value of the interest that would be payable on, or accrue from, the last interest payment date until the maturity date, determined on the basis of a yield to the maturity date equal to the sum of (x) the bid-side yield on the 1.500% U.S. Treasury Note due February 28, 2005, calculated as of 2:00 p.m., New York City time, on December 6, 2004 (the "Price Determination Date") plus (y) 50 basis points, minus (b) accrued and unpaid interest from the last interest payment date to, but not including, the initial payment date. The consideration payable to holders that tendered on or prior to the Consent Payment Deadline includes a consent payment of $10.00 per $1,000 principal amount of debentures. The consideration offered for debentures that are validly tendered and not withdrawn after the Consent Payment Deadline but before the expiration of the offer will equal the forgoing consideration, minus the consent payment.

As of the Price Determination Date, the bid-side yield on the 1.500% U.S. Treasury Note due February 28, 2005 was 2.176% and the tender offer yield was 2.676%. The total consideration per $1,000 principal amount of debentures validly tendered prior to the Consent Payment Deadline is $1,011.98, of which $10.00 is the consent payment. Holders tendering their debentures after the Consent Payment Deadline but on or prior to the expiration date will receive the tender offer consideration of $1,001.98 per $1,000 principal amount of debentures validly tendered, which does not include the $10.00 consent payment.

In addition, holders whose debentures are validly tendered and accepted for purchase will receive accrued and unpaid interest from the last interest payment date to but not including the applicable payment date. Holders who validly tendered their debentures by the Consent Payment Deadline will receive payment on the initial payment date, which is expected to be on or about December 8, 2004.

The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, dated November 18, 2004. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on December 20, 2004, unless extended or earlier terminated.

Chesapeake intends to pay amounts due in connection with the tender offer and consent solicitation, together with related fees and expenses, with the net proceeds from the previously announced offering of euro 100 million principal amount of 7% Senior Subordinated Notes due 2014. The offer is subject to the satisfaction of certain conditions, including the company having entered into arrangements satisfactory to it with respect to financing sufficient to complete the tender offer, and other customary conditions.

The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement and related materials that have been distributed to holders of the debentures, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, at (866) 873-6300 (U.S. toll free) and (212) 430-3774 (collect).

Chesapeake has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) and (704) 388-9217 (collect).

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated November 18, 2004, and related Consent and Letter of Transmittal (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer.

Company Information

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

Forward-Looking Statements

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.